Exhibit 21

IDEXX LABORATORIES, INC.

SUBSIDIARIES OF THE COMPANY
(as of December 31, 2006)

Legal Entity Name	Jurisdiction of Incorporation
Beijing IDEXX - Yuanheng Laboratories Co. Limited	P.R.C.
Cardiopet Incorporated	Delaware
Central Laboratory for Veterinarians, Ltd.	Canada
Diavet Labor AG	Switzerland
Dr. Bommeli AG	Switzerland
Genera Technologies Limited	England and Wales
IDEXX Computer Systems, Inc.	Delaware
IDEXX Distribution, Inc.	Massachusetts
IDEXX Europe B.V	The Netherlands
IDEXX GmbH	Germany
IDEXX Holding GmbH	Germany
IDEXX Laboratories B.V	The Netherlands
IDEXX Laboratories Canada Corporation	Canada
IDEXX Laboratories Italia S.r.l	Italy
IDEXX Laboratories, KK	Japan
IDEXX Laboratories Limited	England and Wales
IDEXX Laboratories (NZ) Limited	New Zealand
IDEXX Laboratories Pty. Limited	Australia
IDEXX Laboratories (Proprietary) Limited	South Africa
IDEXX Laboratories, S. de R.L. de C.V	Mexico
IDEXX Laboratorios, S.L	Spain
IDEXX Laboratories Sp. z o.o.	Poland
IDEXX Laboratories SPRL	Belgium
IDEXX Laboratories Inc.	Taiwan R.O.C.
IDEXX Operations, Inc.	Delaware
IDEXX Pharmaceuticals, Inc.	Delaware
IDEXX Real Estate Holding, LLC	Maine
IDEXX Reference Laboratories, Inc.	Delaware
IDEXX S.A.R.L	France
IDEXX Scandinavia AB	Sweden
IDEXX Sciences, Inc.	Delaware
IDEXX Sciences GmbH	Germany
IDEXX UK Acquisition Limited	England and Wales
Laboratoire IDEXX SARL	France
Syracuse Bioanalytical, Inc.	New York
Veterinary Pathology Services Pty. Limited	Australia
Vet Med Labor GmbH	Austria
Vet Med Labor GmbH	Germany
Vet Med Lab ApS	Denmark
Vet Med Lab (UK) Ltd	United Kingdom